EXHIBIT 21



                        SUBSIDIARIES OF THE REGISTRANT



     Certain of Phosphate Resource Partners Limited Partnership's subsidiaries are listed below. These subsidiaries are all included in the Company's consolidated financial statements, and collectively, together with Phosphate Resource Partners Limited Partnership, account for more than 90 percent of consolidated net sales, earnings (loss) before income taxes, extraordinary items and cumulative effect of a change in accounting principal, and total assets.


                                         State of        Name Under Which
                                       Organization      It Does Business
                                       ------------      ----------------
Agrico Chemical Company                  Delaware              Same
IMC-Agrico Company                       Delaware              Same
IMC-Agrico MP, Inc.                      Delaware              Same
